Exhibit 99.1

Alpine Immune Sciences Appoints Stanford Peng to President and Head of Research and Development

SEATTLE, WA – April 18, 2019 - Alpine Immune Sciences, Inc. (Nasdaq: ALPN) (“Alpine”), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer, autoimmune/inflammatory, and other diseases, today announced Stanford Peng, M.D. Ph.D., has been appointed President and Head of Research and Development of Alpine, effective April 16, 2019.

Dr. Peng, who served as Alpine’s Executive Vice President of Research & Development and Chief Medical Officer since 2016, succeeds Mark Litton, Ph.D., whose role as President and Chief Operating Officer ended effective April 16, 2019.

“It is with great pleasure I announce Stanford’s appointment to the role of President and Head of Research and Development,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “Stanford has a proven ability to consistently execute at a high level. Under his leadership, Alpine defined a clear research and development pathway, driving our lead autoimmune/inflammatory program, ALPN-101, into the clinic earlier this year and advancing ALPN-202, our lead oncology program, which we expect to submit for authorization to begin clinical trials later this year. As a practicing physician, patients are truly the focus behind Stanford’s drive—a drive he has instilled within the entire Alpine organization from day one. It’s a privilege to continue working together in his expanded role.”

“I am honored to be appointed to this new role,” said Dr. Peng. “This is a particularly exciting time for Alpine as we continue to advance our programs towards and into the clinic. I look forward to continuing to work alongside the Alpine team in our shared mission of bringing novel, meaningful therapies to patients.”

“On behalf of Alpine’s Board and the entire company, I want to thank Mark for his contributions during his time as President and Chief Operating Officer. We wish him the very best in his next endeavors,” said Dr. Gold.

Dr. Peng is an industry veteran with basic, clinical, and biomedical research and development experience across large pharma, startups, biotech, academia, and clinical practice. Prior to joining Alpine, he was Chief Medical Officer at StemCentrx, where he provided strategic oversight of the company’s clinical and translational programs prior to its acquisition by AbbVie. Earlier, he served as Executive Medical Director and Head of Inflammation and Translational Medicine at Seattle Genetics, Head of the Rheumatology Clinical Research Unit and Clinical Associate Member at the Benaroya Research Institute in Seattle, and held various senior positions at ARYx Therapeutics and Roche. Dr. Peng has also held clinical positions as a member physician at Virginia Mason Medical Center in Seattle and as an assistant professor in the Division of Rheumatology at the Washington University School of Medicine in St. Louis, Missouri. Dr Peng received his BA in Music and BS in Biological Sciences from Stanford University, his M.D. from Yale University School of Medicine, and his Ph.D. in biology from Yale University. He completed his residency in internal medicine at the Hospital of the University of Pennsylvania School of Medicine in

Exhibit 99.1

Philadelphia followed by a clinical and research fellowship in rheumatology at Brigham and Women’s Hospital in Boston.

About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of functional immune therapeutics. Alpine is employing directed evolution to create potentially powerful multifunctional immunotherapies to improve patients’ lives. Alpine has two lead programs. The first, ALPN-101 for autoimmune/inflammatory diseases, is a dual ICOS/CD28 antagonist, engineered to reduce pathogenic immune responses. The second, ALPN-202 for cancer, is a dual PD-L1/CTLA-4 antagonist and PD-L1-dependent CD28 costimulator intended to combine checkpoint inhibition with T cell costimulation – an approach currently absent from approved checkpoint therapies. Alpine is backed by world-class research and development capabilities, a highly-productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies, the potential future development plans of our product candidates and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; our discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Contacts:
Investor Relations:
Pure Communications
Courtney Dugan, 212-257-6723
cdugan@purecommunications.com

Media Relations:
Pure Communications
Jennifer Paganelli, 347-658-8290
jpaganelli@purecommunications.com

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